Exhibit 99.3

DEBENTURE

[                                        ]

and

THE GOVERNOR AND COMPANY OF
THE BANK OF SCOTLAND

as Security Trustee

IMPORTANT NOTICE: We recommend that you consult your solicitor or other independent legal adviser before accepting this document.

DEBENTURE

This DEBENTURE is made on July 2005 between:-

(1)	[ ] (Company Number [ ]) of [ ] (the "Company"); and

(2)	THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND incorporated by Act of Parliament and having its head office at The Mound, Edinburgh EH1 1YZ as security trustee for the Finance Parties (the “Security Trustee”)

This deed witnesses as follows:-

1.	Covenant to Pay

1.1.	The Company, as primary obligor and not merely as surety, covenants that it will on demand in writing pay or discharge the Secured Liabilities when the same are due and payable.

1.2.	If the Company shall fail to pay any amount under this Debenture when it is due then such amount shall bear interest (after as well as before judgement and payable on demand) at the Default Rate from time to time from the due date until the date such amount is paid in full to the Security Trustee.

2.	Charging provisions

2.1.	The Company with full title guarantee hereby charges to the Security Trustee as a continuing security for the payment or discharge of the Secured Liabilities:-

2.1.1.	by way of legal mortgage all estates or interests in the freehold and leasehold property described in the Schedule together with all present and future buildings, fixtures (including trade and tenant’s fixtures), plant and machinery which are at any time on any such property;

2.1.2.	by way of fixed charge:-

2.1.2.1	all estates or interests in any freehold or leasehold property belonging to the Company now or at any time after the date of this Debenture (other than any property charged in terms of Clause 2.1.1 above) together with all buildings, fixtures (including trade and tenant’s fixtures), plant and machinery which are at any time on the property;

2.1.2.2	all present and future interests of the Company in or over land or the proceeds of sale of it and all present and future licences of the Company to enter upon or use land and the benefit of all other agreements relating to land to which it is or may become party or otherwise entitled and all fixtures (including trade and tenant’s fixtures) which are at any time on the property charged under this Debenture;

2.1.2.3	all present and future plant and machinery not otherwise charged under this Clause 2 and all other present and future chattels of the Company (excluding any of the same for the time being forming part of the Company’s stock in trade or work in progress);

2.1.2.4	all present and future stocks, shares and other securities owned (at law or in equity) by the Company and all rights and interests accruing or offered at any time in relation to them;

2.1.2.5	all rights and interests in and claims under all policies of insurance and assurance held or to be held by or inuring to the benefit of the Company and the benefit of all rights and claims to which the Company is now or may be entitled under any contracts;

2.1.2.6	all patents, patent applications, trade marks, trade mark applications, trading names, brand names, service marks, copyrights, rights in the nature of copyright, moral rights, inventions, design rights, registered designs, all trade secrets and know-how, computer rights, programmes, systems, tapes, disks, software, all applications for registration of any of them and other intellectual property rights held or to be held by the Company or in which it may have an interest and the benefit of all present and future agreements relating to the use of or licensing or exploitation of any such rights (owned by the Company or others) and all present and future fees, royalties or similar income derived from or incidental to any of the foregoing in any part of the world;

2.1.2.7	all the Company’s goodwill and uncalled capital for the time being;

2.1.2.8	all present and future book and other debts and monetary claims of the Company whether payable now or in the future and the benefit of all present and future rights and claims of the Company against third parties relating to them and capable of being satisfied by the payment of money (save as charged under sub-clause 2.1.2.5);

2.1.2.9	all present and future bank accounts, cash at bank and credit balances of the Company with any bank or other person whatsoever and all rights relating or attaching to them (including the right to interest);

2.1.3.	by way of floating charge all the Assets not effectively otherwise mortgaged, charged or assigned by this Clause 2, (including, without limitation, any immovable property of the Company in Scotland and any Assets in Scotland falling within any of the types mentioned in sub-clause 2.1.2).

2.2.	The Company with full title guarantee hereby assigns (such assignment to be effective from the date a Finance Party gives notice to the Borrowers (or any of them) of a withdrawal, cancellation or other termination of any banking facilities made available to the Borrowers (or any of them) by that Finance Party) in favour of the Security Trustee (subject to the right of the Company to redeem such assignment upon payment or discharge in full of the Secured Liabilities):

2.2.1.	all the right, title and interest of the Company in and to any interest rate hedging agreements entered into by any person; and

2.2.2.	(insofar as they are capable of being assigned by way of security) all the right, title and interest of the Company in and to any agreement to which the Company is a party except to the extent that it is subject to any fixed charge created under any other provision of this Debenture.

2.3.	To the extent that any such right, title and interest as is referred to in Clause 2.2 is not assignable or capable of assignment, the assignment thereof purported to be effected by such Clause shall operate as an assignment of any and all compensation, damages, income, profit or rent which the Company may derive therefrom or be awarded or entitled to in respect thereof, in each case as a continuing security for the payment or discharge in full of the Secured Liabilities.

2.4.	Any mortgage, fixed charge or other fixed security created by the Company in favour of the Security Trustee shall have priority over the floating charge created by this Debenture, except insofar as the Security Trustee shall declare otherwise whether at or after the time of creation of such fixed security.

2.5.	The Security Trustee may at any time, by notice to the Company, immediately convert the floating charge created under sub-clause 2.1.3 into a fixed charge over any Assets specified in that notice and the floating charge will, without notice from the Security Trustee, automatically be converted with immediate effect into a fixed charge:-

2.5.1.	in respect of any Assets which become subject to a fixed charge in favour of any other person;

2.5.2.	in respect of all the Assets charged under sub-clause 2.1.3 if and when the Company ceases to carry on business or to be a going concern; and

2.5.3.	in respect of all the Assets on the making of an order for the compulsory winding-up of the Company, on the convening of a meeting for the passing of a resolution for the voluntary winding-up of the Company or the taking of any steps (including, without limitation, the making of an application or the giving of any notice) by the Company or any other person for the appointment of an administrator in respect of the Company.

2.6.	Sub-clause 2.5 will not apply to any Assets situated in Scotland if, and to the extent that, a Receiver would not be capable of exercising his powers in Scotland pursuant to Section 72 of the Insolvency Act 1986 by reason of such automatic conversion.

2.7.	The Company will not without the previous written consent of the Security Trustee:-

2.7.1.	create or attempt to create or permit to subsist any mortgage, charge, lien (other than a lien arising in the ordinary course of business by operation of law) or encumbrance on all or any of its Assets other than a Permitted Encumbrance; or

2.7.2.	save for disposals of Assets in any one calendar year (starting on 1st January in each year) having an open market value in aggregate not exceeding £1,000,000, sell, transfer, assign, factor, lease or otherwise dispose of or part with possession in any way of all or any of its Assets (other than any Assets the subject of a floating charge (but not any fixed charge or mortgage) on arms length terms in the ordinary course of trading); or

2.7.3.	in any way dispose of the equity of redemption of any such Asset or any interest in any such Asset.

2.8.	The Company applies to the Chief Land Registrar for a restriction to be entered on the Register of Title of all present and future registered freehold and leasehold property of the Company in the following terms:

"No disposition or charge or other security interest of the registered estate by the proprietor of the registered estate [or by the proprietor of any registered charge] is to be registered without a written consent signed by the proprietor for the time being of the charge [date] in favour of [chargee] referred to in the Charges Register or, if appropriate, signed on behalf of such proprietor by its authorised signatory"

2.9.	The obligation on the part of the Security Trustee or a Finance Party to make further advances to the Company is deemed to be incorporated in this Debenture and the Company applies to the Chief Land Registrar for a note of such obligation to be entered on the Register of Title of all present and future registered freehold and leasehold property of the Company.

2.10.	The Company will, immediately upon the request of the Security Trustee, deliver to the Security Trustee which request may be made at any time on or after any Finance Party gives notice to the Borrowers (or any of them) of a withdrawal, cancellation or other termination of any banking facilities made available to the Borrowers (or any of them) by that Finance Party (or as it shall direct) all certificates and other documents of title to the stocks, shares and other securities referred to in sub-clause 2.1.2.4 above together with stamped stock transfer forms in respect of the same executed in blank (except for the number and class of shares and the name of the transferor) and left undated. The Security Trustee may at any time after the date of this Debenture, following any withdrawal, cancellation or other termination of any banking facilities made available by a Finance Party to the Company, complete the instruments of transfer on behalf of the Company in favour of itself or such other person as it shall select.

2.11.	The Company (at its own cost) will on demand in writing by the Security Trustee execute and deliver in such form as the Security Trustee may reasonably require:-

2.11.1.	a legal mortgage of any freehold or leasehold property of the Company which is not effectively charged by sub-clause 2.1.1 and of any freehold or leasehold property acquired by the Company after the date of this Debenture;

2.11.2.	a standard security or other fixed security over the Company’s heritable freehold, leasehold or other property;

2.11.3.	a fixed charge or assignment in security of any Asset subject to a floating charge under sub-clause 2.1.3;

2.11.4.	a chattel mortgage over such chattels, plant and machinery as the Security Trustee may specify; and

2.11.5.	a notice of any assignment of its right, title and interest to any of the agreements referred to in Clause 2.2 above;

and the Company will execute such other deeds, documents, agreements and instruments and will otherwise do and concur in all such other acts or things as the Security Trustee may deem necessary for perfecting, preserving or protecting the security created (or intended to be created) by this Debenture or for facilitating the realisation of the Assets or the exercise of any rights of the Security Trustee hereunder.

2.12.	The Company shall:

2.12.1.	get in and realise the Company’s book and other debts and other monies, in the ordinary course of its business and hold the proceeds of the getting in and realisation (until payment into an account in accordance with sub-clause 2.12.2 below) upon trust for the Security Trustee; and

2.12.2.	pay into its account with the Security Trustee (or as the Security Trustee may direct) all monies which it receives in respect of any book or other debts and other monies charged to the Security Trustee.

2.13.	Paragraph 14 of Schedule B1 to the Insolvency Act 1986 (incorporated by Schedule 16 to the Enterprise Act 2002) shall apply to any floating charge created pursuant to this Debenture.

3.	Continuing Security

This security will be a continuing security for the Secured Liabilities notwithstanding any intermediate payment or settlement of all or any part of the Secured Liabilities or other matter or thing whatsoever and will be without prejudice and in addition to any other right, remedy or security of whatever sort which the Security Trustee or a Finance Party may hold at any time for the Secured Liabilities or any other obligation whatsoever and will not be affected by any release, reassignment or discharge of such other right remedy or security.

4.	Undertakings

The Company will:-

4.1.	at all times comply with the terms of this Debenture and of all agreements relating to the Secured Liabilities;

4.2.	keep the Assets in good and substantial repair and in good working order and condition, ordinary wear and tear excepted;

4.3.	preserve and maintain all intellectual property rights owned or used by the Company (including, without limitation, those referred to in Clause 2.1.2.6);

4.4.	comply in all material respects with the terms of all applicable laws and regulations including (without limitation) all environmental laws, legislation relating to public health, town & country planning, control and handling of hazardous substances or waste, fire precautions and health and safety at work;

4.5.	promptly notify the Security Trustee of the acquisition by the Company of any estate or interest in any freehold, heritable or leasehold property;

4.6.	maintain appropriate policies of insurance over its Assets at all times with reputable insurance companies or underwriters to such extent and against such risks as is normal for prudent companies in businesses similar to those of the Company and supply copies or evidence of them promptlyon written demand by the Security Trustee together with premium receipts or any other evidence of payment requested by the Security Trustee.

4.7.	deposit with the Security Trustee all deeds, certificates and documents of title relating to the Assets or any part thereof charged by this Debenture;

4.8.	promptly pay or cause to be paid and indemnify the Security Trusteeand any Receiver against all present and future rent, rates, taxes, duties, charges, assessments, impositions and outgoings whatsoever now or at any time in the future payable in respect of any of its properties (or any part thereof) or by the owner or occupier thereof;

4.9.	not make any structural or material alteration to or to the user of any of its properties or do or permit to be done anything which is a "development" within the meaning of the Town and Country Planning Acts from time to time (or any orders or regulations under such Acts) or do or permit to be done any act, matter or thing where to do so would have a material and adverse effect on the value of any of its properties or on the marketability of any of such properties;

	4.10.	not grant any lease of, part with possession or share occupation of, the whole or any part of any of its properties or confer any licence, right or interest to occupy or grant any licence or permission to assign, under-let or part with possession of the same in any way which is likely to have a material and adverse effect upon the value of any of such properties;

	4.11.	not vary, surrender, cancel or dispose of, or permit to be forfeit, any leasehold interest in any of its properties;

	4.12.	observe and perform all covenants, agreements and stipulations from time to time affecting its interest in any of its properties or contained in any lease, agreement for lease or tenancy agreement under which any part of such properties may be held;

	4.13.	notify the Security Trustee immediately in the event of any creditor executing diligence against the Company or any distress or execution is levied or enforced against the Company or any third party debt order or freezing order is made and served on the Company;

	4.14.	notify the Security Trustee immediately if any steps (including, without limitation, the making of any application or the giving of any notice) are taken by any person (including, without limitation, the Company) in relation to the administration, receivership, winding-up or dissolution of the Company;

	4.15.	not to allow any person other than itself to be registered under the [Land Registration Act 1925][Land Registration Act 2002] as proprietor of any of its properties (or any part thereof) or create or permit to arise any overriding interest [(as specified in Section 70(1) of the Land Registration Act 1925)][(as specified in Schedule 1 or Schedule 3 to the Land Registration Act 2002)] affecting any such property;

	4.16.	not do or cause or permit to be done anything which may in any way depreciate, jeopardise or otherwise prejudice the value or marketability of any of its Assets.

5	Security Protections

5.1.	If the Company fails to keep any of the Assets in good and substantial repair and in good working order and condition or does not take out and maintain such insurances as set out above or prove to the Security Trustee that the premiums and other moneys have been paid then the Security Trustee may (as it thinks fit) repair and keep in repair the Assets or any of them (and for that purpose it or any of its agents may enter upon the properties of the Company) or take out or renew any such insurance in any sum and on terms as the Security Trustee may think fit.

5.2.	The Security Trustee will be entitled to be paid the proceeds of any policy of insurance of the Company (other than in respect of employers’ or public liability) and the Company will promptly irrevocably instruct any insurer of a policy to pay the proceeds of it to the Security Trustee and undertakes to the Security Trustee to repeat that instruction if the Security Trustee requires.

5.3.	All moneys received on any insurance policy of the Company will be applied in making good the loss or damage in respect of which the money is received.

5.4.	The Company will permit any authorised representative of the Security Trustee at all reasonable times to enter upon any part of the properties of the Company and of any other property where the Company may be carrying out any contract or other works and to inspect the Company’s books of account and other books and documents and those of its subsidiaries.

5.5.	No statutory or other power of granting or agreeing to grant or of accepting or agreeing to accept surrenders of leases or tenancies of the whole or any part of the properties charged under this Debenture will be capable of being exercised by the Company without the previous written consent of the Security Trustee.

5.6.	The Company shall not be entitled to part with possession (otherwise than on the determination of any lease, tenancy or licence) of any properties hereby charged, or to share the occupation thereof with any other person or persons, or to surrender or purport to surrender or permit to be forfeited the lease of any leasehold property hereby charged without the prior written consent of the Security Trustee.

5.7.	The obligations of the Company under this Debenture will not be affected by any act, omission, circumstance, matter or thing which but for this provision might operate to release or otherwise exonerate it from any of its obligations hereunder in whole or in part, including (without limitation):-

5.7.1.	any variation, extension, discharge, compromise, dealing with, exchange or renewal of any right or remedy which the Security Trustee and/or any Finance Party may have now or in the future from or against the Company or any other person in respect of the Secured Liabilities;

5.7.2.	any act or omission by the Security Trustee and/or any Finance Party, as the case may be, or any other person in taking up, perfecting or enforcing any security or guarantee from or against the Company or any other person or the invalidity or unenforceability of any such security or guarantee;

5.7.3.	any amendment, variation, restatement or supplement of or to, or novation, transfer or termination (in whole or in part) of, any document relating to the Secured Liabilities or any exercise by the Security Trustee and/or any Finance Party (in its or their absolute discretion) of its rights to refuse, grant, continue, vary, review, determine or increase any credit or facilities to the Company;

5.7.4.	any grant of time, indulgence, waiver or concession to the Company or any other person;

5.7.5.	any arrangement or compromise entered into between the Security Trustee or a Finance Party and the Company or any other person;

	5.7.6.	the administration, insolvency, bankruptcy, liquidation, winding-up, dissolution, incapacity, limitation, disability, discharge by operation of law or any change in the constitution, name and style of, the Company or any other person;

	5.7.7.	the invalidity, illegality, unenforceability, irregularity or frustration of the Secured Liabilities or any of the obligations of the Company;

	5.7.8.	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any other person resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order.

6	Enforcement

6.1.	The security constituted by this Debenture shall become enforceable and the Security Trustee may exercise all the powers conferred on mortgagees by the Law of Property Act 1925 (as varied or extended by this Debenture), all the powers conferred on the holder of a qualifying floating charge (as defined in the Insolvency Act 1986) by the Insolvency Act 1986 and all or any of the rights and powers conferred by this Debenture without further notice to the Company upon and at any time after the occurrence of any of the following events:

6.1.1.	if the Company has failed to pay all or any of the Secured Liabilities in accordance with Clause 1 unless such failure is as a result of the failure of the appropriate payment transmission system provided that such payment is made to the Security Trustee within 2 Business Days of its due date;

6.1.2.	any step is taken (including, without limitation, the making of an application or the giving of any notice) by the Company or by any other person to appoint an administrator in respect of the Company;

6.1.3.	any step is taken (including, without limitation, the making of an application or the giving of any notice) by the Company or any other person to wind up or dissolve the Company or to appoint a liquidator, trustee, receiver, administrative receiver or similar officer to the Company or any part of its undertaking or assets;

6.1.4.	the making of a request by the Company for the appointment of a Receiver or administrator.

6.2.	Section 103 of the Law of Property Act 1925 will not apply to this Debenture but the statutory power of sale will as between the Security Trustee and a purchaser from the Security Trustee arise on and be exercisable at any time after the execution of this Debenture provided that the Security Trustee will not exercise the power of sale until payment of all or any part of the Secured Liabilities has been demanded or a Receiver has been appointed but this proviso will not affect a purchaser or put him upon inquiry whether such demand or appointment has been validly made.

6.3.	The statutory powers of sale, leasing and accepting surrenders exercisable by the Security Trustee under this Debenture are extended so as to authorise the Security Trustee whether in its own name or in that of the Company to grant a lease or leases of the whole or any part or parts of the freehold and leasehold property of the Company with whatever rights relating to other parts of it and containing whatever covenants on the part of the Company and generally on such terms and conditions (including the payment of money to a leasee or tenant on a surrender) and whether or not at a premium as the Security Trustee thinks fit.

	6.4.	Section 93 of the Law of Property Act 1925 (consolidation of mortgages) will not apply to this Debenture.

7.	Appointment of Receiver or Administrator

7.1.	At any time after the security constituted by this Debenture has become enforceable the Security Trustee shall be and is entitled by instrument in writing to appoint any one or more persons as:-

7.1.1.	a Receiver of all or any of the Assets; and/or

7.1.2.	an administrator of the Company,

in each case in accordance with and to the extent permitted by applicable laws.

7.2.	Where more than one Receiver is appointed they will have power to act separately (unless the appointment of the Security Trustee specifies to the contrary).

7.3.	Any appointment over part only of the Assets charged under this Debenture will not preclude the Security Trustee from making any subsequent appointment of a Receiver over any part of the Assets over which an appointment has not previously been made by it.

7.4.	The Security Trustee may from time to time determine the remuneration of the Receiver and may (subject to Section 45 of the Insolvency Act 1986) remove the Receiver from all or any part of the Assets of which he is the Receiver and at any time after any Receiver has vacated office or ceased to act, appoint a further Receiver over all or any part of those Assets.

7.5.	The Receiver will be the agent of the Company (which will be solely liable for his acts, defaults and remuneration) and will have and be entitled to exercise in relation to the Company all the powers set out in Schedule 1 to the Insolvency Act 1986 and all the powers conferred from time to time on Receivers by statute and in particular by way of addition to but without prejudice to those powers (and those of the Security Trustee) the Receiver will have power:-

7.5.1.	to sell, let or lease or concur in selling, letting or leasing and to vary the terms or determine, surrender or accept surrenders of leases or tenancies of or grant options and licences over all or any part of the Assets and so that any such sale may be made for cash payable by instalments or for shares or securities of another company and the Receiver may promote or concur in promoting a company to purchase the Assets to be sold;

7.5.2.	to sever any fixtures (including trade and tenant’s fixtures) from the property of which they form part;

7.5.3.	to exercise all powers, rights and/or obligations under any contract or agreement forming part of the Assets, including, without limitation, all voting and other rights attaching to stocks, shares and other securities owned by the Company;

7.5.4.	to make and effect all repairs and improvements;

7.5.5.	to redeem any prior encumbrance and to settle and pass the accounts of the encumbrancer and any accounts so settled and passed will (subject to any manifest error) be conclusive and binding on the Company and the moneys so paid will be deemed to be an expense properly incurred by the Receiver;

7.5.6.	to promote the formation of a subsidiary or subsidiaries of the Company, including, without limitation, any such company formed for the purpose of purchasing, leasing, licensing or otherwise acquiring interests in all or any of the assets of the Company;

7.5.7.	to make any arrangement or compromise which the Security Trustee or the Receiver may think fit;

7.5.8.	to make and effect all repairs, renewals, improvements, and insurances;

7.5.9.	to appoint managers officers and agents for any of the purposes referred to in this Clause 7 at such salaries as the Receiver may determine;

7.5.10.	to do all other acts and things as may be considered by the Receiver to be incidental or conducive to the above or otherwise incidental or conducive to the preservation, improvement or realisation of the Assets.

7.6.	No purchaser or other person dealing with the Security Trustee, any Receiver or any agent or delegate thereof shall be obliged or concerned to enquire whether the right of the Security Trustee or any Receiver to exercise any of the powers conferred by or referred to in this Debenture has arisen or become exercisable, whether any of the Secured Liabilities remain outstanding or be concerned with notice to the contrary or whether an event has occurred to authorise the Security Trustee or any Receiver to act or as to the propriety or validity of the exercise or purported exercise of any such power.

8.	Power of Attorney

The Company irrevocably and by way of security appoints the Security Trustee (whether or not a Receiver or administrator has been appointed) and also (as a separate appointment) any Receiver or administrator severally as the attorney and attorneys of the Company, for the Company and in its name and on its behalf following any failure by the Company to comply with its further assurance obligations hereunder or at any time after this Debenture shall become enforceable and as its act and deed or otherwise to execute and deliver and otherwise perfect any deed, assurance, agreement, instrument or act which may be required of the Company under this Debenture or may be required or deemed proper in the exercise of any rights or powers conferred on the Security Trustee or any Receiver or administrator hereunder or otherwise for any of the purposes of this Debenture.

9.	Application of security proceeds

9.1	Any moneys received under the powers conferred by this Debenture will, subject to the payment or repayment of any prior claims, be paid or applied in the following order of priority:-

9.1.1	in or towards satisfaction of all costs, charges and expenses incurred, and payments made, by the Security Trustee and/or the Receiver or administrator including the remuneration of the Receiver or administrator;

9.1.2	in or towards satisfaction of the Secured Liabilities in whatever order the Security Trustee may require;

9.1.3	as to the surplus (if any) to the person(s) entitled to it;

provided that the Receiver or administrator may retain any moneys in his hands for so long as he thinks fit, and the Security Trustee may, without prejudice to any other rights the Security Trustee may have at any time and from time to time, place and keep for such time as the Security Trustee may think prudent any moneys received, recovered or realised under or by virtue of this Debenture to or at a separate or suspense account to the credit either of the Company or of the Security Trustee as the Security Trustee thinks fit without any intermediate obligation on the part of the Security Trustee and/or any Finance Party to apply such moneys or any part of such moneys in or towards the discharge of the Secured Liabilities.

9.2	Subject to Clause 9.1, any moneys received or realised by the Security Trustee from the Company or a Receiver under this Debenture or any administrator may be applied by the Security Trustee to any item of account or liability or transaction in such order or manner as the Security Trustee may determine.

10.	Costs and Expenses

The Company shall pay or reimburse to the Security Trustee on demand (on a full indemnity basis) all costs, charges and expenses (including legal fees) incurred or to be incurred by the Security Trustee and each Finance Party in the creation, registration, perfection, enforcement and/or discharge of this Debenture (including, without limitation, the costs of any proceedings in relation to this Debenture or the Secured Liabilities), which costs, charges and expenses shall form part of the Secured Liabilities.

11.	New Account

At any time following the Security Trustee receiving notice (actual or constructive) that all or any of the Assets have been encumbered by the grant of any mortgage, lien, charge or other security right or have been disposed of, a Finance Party will be entitled to close the Company’s then current account or accounts and to open a new account or accounts with the Company and (without prejudice to any right of the Finance Party to combine accounts) no money paid in or carried to the Company’s credit in any such new account will be appropriated towards or have the effect of discharging any part of the amount due to the Finance Party on any closed account. If a Finance Party does not open a new account or accounts, the Finance Party will nevertheless be treated as if it had done so at the time when it received (or was deemed to have received) such notice and as from that time all payments made to the Finance Party will be credited or be treated as having been credited to the new account or accounts and will not reduce the amount of the Secured Liabilities.

12.	Set-off

12.1.	The Company agrees that any monies from time to time standing to its credit on any account (whether current, deposit, loan or of any other nature whatsoever) with the Security Trustee or a Finance Party may be retained as cover for and/or applied by the Security Trustee at any time (whether on or before or after the expiry of any fixed or minimum period for which such monies may have been deposited) in or towards payment or satisfaction of any monies or liabilities which are due, owing or incurred by the Company to the Security Trustee or a Finance Party in any manner, whether present or future, actual or contingent, joint or several, whether incurred as principal or surety (or guarantor or cautioner) or in any other way whatsoever.

12.2.	If the Security Trustee or a Finance Party exercises any rights in respect of any monies as referred to in Clause 12.1 (including, without limitation, any rights of set-off, accounting or retention or similar rights) in relation to any liability of the Company and that liability or any part of it is in a different currency from any credit balance against which the Security Trustee seeks to exercise its rights, the Security Trustee may use the currency of the credit balance to purchase an amount in the currency of the liability at the then prevailing spot rate of exchange and to pay out of the credit balance all costs, charges and expenses incurred by the Security Trustee in connection with that purchase.

12.3.	The Security Trustee shall not be liable for any loss of interest caused by the determination before maturity of any deposits or any loss caused by the fluctuation in any exchange rate at which any currency may be bought or sold by the Security Trustee.

13.	Investigations

If any event of default (howsoever described) in any agreement between the Security Trustee or a Finance Party and the Company occurs then (while it is continuing unwaived) the Security Trustee shall be entitled to initiate an investigation of, and/or instruct any report (accounting, legal, valuation or other) on, the business and affairs of the Company and/or any other Group Company which the Security Trustee considers necessary to ascertain the financial position of the Company, all fees and expenses incurred by the Security Trustee in so doing being payable by the Company.

14.	Notices

14.1.	Any communication to be made under or in connection with this Debenture shall be made in writing and, unless otherwise stated, may be made by fax or letter.

14.2.	The address and fax number of the Security Trustee for any communication or document to be made or delivered under or in connection with this Debenture is the address and fax number of the branch of the Security Trustee (in its capacity as a Finance Party) at which the account of the Company is located or any substitute address or fax number as the Security Trustee may notify to the Company by not less than five Business Days’ notice.

14.3.	The address of the Company for any communication or document under or in connection with this Debenture is its registered office at the time such communication or document is made or delivered. The fax number of the Company for any communication or document to be made or delivered under or in connection with this Debenture is the fax number most recently provided to the Security Trustee by the Company.

14.4.	Any communication made or document made or delivered by one person to another under or in connection with this Debenture will only be effective:-

(a)	if by way of fax, when received in legible form; or

(b)	if by way of letter, when it has been delivered to the relevant address or three Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address.

14.5	Any communication or document to be made or delivered to the Security Trustee will be effective only when actually received by the Security Trustee.

15	Miscellaneous

15.1.	If at any time any provision of this Debenture is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will be in any way affected or impaired.

15.2.	No failure or delay by the Security Trustee in exercising any right or remedy under any the Security Trustee Document shall operate as a waiver, and no single or partial exercise shall prevent further exercise, of any right or remedy.

15.3.	The Security Trustee will be entitled to disclose to any member of the BoS Group, its auditors, advisors or applicable regulatory authority or any other person that enters or proposes to enter into any trust or contractual arrangements with the Security Trustee in relation to the Secured Liabilities confidential information concerning this Debenture or any arrangement made in connection with this Debenture.

15.4.	Save to the extent expressly provided to the contrary in this Debenture, a person who is not a party to this Debenture may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

15.5.	A certificate by any duly authorised officer of the Security Trustee as to the amount of the Secured Liabilities or any part of them shall, in the absence of manifest error, be conclusive and binding on the Company.

16.	Definitions

In the interpretation of this Debenture:-

16.1.	"Assets" shall mean the whole of the property (including uncalled capital) which is or may be from time to time comprised in the property and undertaking of the Company;

16.2.	"BoS" means The Governor and Company of the Bank of Scotland and its successors and assignees.

16.3.	“BoS Facility Letter” means in the facility letter dated 21st July 2005 (as the same may be amended, varied, extended, renewed or restated from time to time) between BoS and the Borrowers;

16.4.	"BoS Group" means BoS, HBOS plc (Registered No. 218813), any subsidiary of either of them, any holding company of either of them and any subsidiary of any such holding company;

16.5.	“Borrowers” and “Borrower” has the same meaning given the BoS Facility Letter;

16.6.	"Business Day" means a day (other than a Saturday or Sunday) when the branch of The Security Trustee at which the Company’s account is located is open for business;

16.7.	"Default Rate" means the rate of interest payable in accordance with the terms of any agreements or letters setting out the terms of or constituting the Secured Liabilities in relation to any amount which is not paid on the due date therefor;

16.8.	“Finance Parties” means BoS and any other bank who enters or has entered into the Security Trust Deed and provides secured guarantee and bond facilities only to the Company and the other Borrowers (or any of them) pursuant to a separate facility letter between that bank and the relevant Borrowers as contemplated by and to the extent allowed in clause 15 of the BoS Facility Letter; each of BoS or such a bank being a “Finance Party”.

16.9.	“Permitted Encumbrance” means

(i)	any encumbrance created in favour of BoS or to which the Security Trust Deed relates; or

(ii)	pledges, liens or security interests arising by operation of law or otherwise in the ordinary course of business.

16.10.	"properties" means at any time the freehold, heritable and leasehold properties of the Company at that time;

16.11.	"Receiver" shall mean an administrative receiver, receiver and manager or other receiver appointed pursuant to this Debenture in respect of the Company or over all or any of the Assets charged by this Debenture;

16.12.	"Secured Liabilities" shall mean all or any monies and liabilities which shall from time to time (and whether on or at any time after demand) be due, owing or incurred in whatsoever manner to the Security Trustee and/or the Finance Parties by the Company, whether actually or contingently, solely or jointly and whether as principal or surety and whether or not the Security Trustee and/or a Finance Party shall have been an original party to the relevant transaction, and including interest, discount, commission and other lawful charges or expenses which the Security Trustee and/or a Finance Party may in the course of its business charge or incur in respect of any of those matters or for keeping the Company’s account, and so that interest shall be computed and compounded according to the usual Security Trustee rates and practice as well after as before any demand made or decree obtained under or in relation to this Debenture;

16.13.	“Security Trust Deed” has the meaning given in the BoS Facility Letter;

16.14.	"The Security Trustee" means The Governor and Company of the Bank of Scotland and its successors and assignees.

16.15.	References to:-

16.15.1.	statutes, statutory provisions and other legislation shall include all amendments, substitutions, modifications and re-enactments for the time being in force and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant legislation;

16.15.2.	"control" of any company shall be interpreted in accordance with Section 840 of the Income and Corporation Taxes Act 1988;

16.15.3.	“including” shall not be construed as limiting the generality of the words preceding it;

16.15.4.	this Debenture shall include the Schedule;

16.15.5.	any term or phrase defined in the Companies Act 1985 (as amended from time to time) shall bear the same meaning in this Debenture;

16.15.6.	words importing the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

16.15.7.	this Debenture and to any provisions of it or to any other document referred to in this Debenture shall be construed as references to it in force for the time being as amended, varied, supplemented, restated, substituted or novated from time to time;

16.15.8.	any person are to be construed to include references to a corporation, firm, company, partnership, joint venture, unincorporated body of persons, individual or any state or agency of a state, whether or not a separate legal entity;

16.15.9.	any person are to be construed to include that person’s assignees or transferees or successors in title, whether direct or indirect;

16.15.10.	clause headings are for ease of reference only and are not to affect the interpretation of this Debenture;

16.16.	The terms of the documents under which the Secured Liabilities arise and of any side letters between the Company and a Finance Party in relation thereto are incorporated herein to the extent required for any purported disposition of the Assets (or any of them) contained in this Debenture to be a valid disposition in accordance with section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

17.	Release

If the Security Trustee is satisfied that the Secured Liabilities have been unconditionally and irrevocably repaid or discharged in full, the Security Trustee will at the request and cost of the Company to take whatever action is required in order to release the Assets from the security constituted by this Debenture.

18.	Governing Law

This Debenture will be governed by and construed according to English law.

IN WITNESS whereof this Debenture has been executed by the Company and the Security Trustee as a deed the day and year first written above.

The Schedule

County and District (or London Borough)	Title No.(s) (if registered land)	Address or Description

The address for service on the Security Trustee in the case of any registered land is [specify relevant Corporate Banking address]

EXECUTION

Executed and Delivered as a deed by the Company
acting by:-

Director __________________________________

Director/Secretary __________________________________

Executed and Delivered as a deed for and on behalf of THE GOVERNOR AND COMPANY OF THE BANK OF SCOTLAND as security trustee for the Finance Parties in the presence of:-	Authorised Signatory

Witness

Full Name

Address

Occupation